UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Shared Technologies, Inc.
                                (Name of Issuer)

                          Common Stock, $.004 par value
                         (Title of Class of Securities)

                                    819488107
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

                                Page 1 of 5 Pages

SCHEDULE 13G
CUSIP NO. 819488107
Page 2 of 5 Pages

1    NAME OF REPORTING PERSON:  Acorn Investment Trust, Series Designated
                                Acorn Fund
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-2962100
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER:  375,000
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER:  375,000
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  375,000
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.41%
12   TYPE OF REPORTING PERSON:  IV

Page 3 of 5 Pages

This Amendment No. 2 is being filed electronically via the Securities and Exchange Commission's EDGAR system. Pursuant to the applicable EDGAR rules, this Amendment restates the entire text of the original statement and Amendment No. 1.

Item 1(a)   Name of Issuer: Shared Technologies, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            100 Great Meadow Road, Suite 104
            Wethersfield, Connecticut 06109

Item 2(a)   Name of Person Filing:
              Acorn Investment Trust, Series Designated Acorn Fund

Item 2(b)   Address of Principal Business Office:
              227 West Monroe Street, Suite 3000
              Chicago, Illinois 60606

Item 2(c)   Citizenship:  The filing person is a Massachusetts business trust.

Item 2(d)   Title of Class of Securities: Common Stock, $.004 par value

Item 2(e)   CUSIP Number: 819488107

Item 3      Type of Person:
            (d) Investment company register under section 8 of the Investment Company Act.

Item 4      Ownership (at December 31, 1995):
            (a) Amount owned "beneficially" within the meaning of rule 13d-3: 375,000 shares
            (b) Percent of class: 4.41% (based on 8,504,823 shares outstanding at 11/14/95)
            (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:  None
                  (ii)  shared power to vote or to direct the vote:  375,000
                 (iii)  sole power to dispose or to direct the disposition
                        of:  None
                  (iv) shared power to dispose or to direct the disposition of: 375,000

Page 4 of 5 Pages

Item 5      Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable

Item 8      Identification and Classification of Members of the Group:
            Not Applicable

Item 9      Notice of Dissolution of Group:
            Not Applicable

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page 5 of 5 Pages

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 1996

                                         ACORN INVESTMENT INVEST,
                                           SERIES DESIGNATED ACORN FUND


                                         By:  Bruce H. Lauer
                                            ---------------------------
                                              Vice President and Treasurer

*******************************************************************************
                              End Amendment No. 2
*******************************************************************************
  [TYPE]     SC 13G
  [DESCRIPTION]     Amendment No. 1
*******************************************************************************
                             Begin Amendment No. 1
*******************************************************************************
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  1)*

                            Shared Technologies, Inc.
                                (Name of Issuer)

                          Common Stock, $.004 par value
                         (Title of Class of Securities)

                                    819488107
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

                                Page 1 of 5 Pages

SCHEDULE 13G
CUSIP NO. 819488107
Page 2 of 5 Pages

1    NAME OF REPORTING PERSON:  Acorn Investment Trust, Series Designated
                                Acorn Fund
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-2962100
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER:  375,000
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER:  375,000
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  375,000
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  5.74%
12   TYPE OF REPORTING PERSON:  IV

Page 3 of 5 Pages

Item 1(a)   Name of Issuer: Shared Technologies, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            100 Great Meadow Road, Suite 104
            Wethersfield, Connecticut 06109


Item 2(a)   Name of Person Filing:
              Acorn Investment Trust, Series Designated Acorn Fund

Item 2(b)   Address of Principal Business Office:
              227 West Monroe Street, Suite 3000
              Chicago, Illinois 60606

Item 2(c)   Citizenship:  The filing person is a Massachusetts business trust.

Item 2(d)   Title of Class of Securities: Common Stock, $.004 par value

Item 2(e)   CUSIP Number: 819488107

Item 3      Type of Person:
            (d) Investment company register under section 8 of the Investment Company Act.

Item 4      Ownership (at December 31, 1994):
            (a) Amount owned "beneficially" within the meaning of rule 13d-3: 375,000 shares
            (b)  Percent of class:  5.74%
            (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:  None
                  (ii)  shared power to vote or to direct the vote:  375,000
                 (iii)  sole power to dispose or to direct the disposition
                        of:  None
                  (iv) shared power to dispose or to direct the disposition of: 375,000

                 Power over voting and disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Fund.

Page 4 of 5 Pages

Item 5      Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable

Item 8      Identification and Classification of Members of the Group:
            Not Applicable

Item 9      Notice of Dissolution of Group:
            Not Applicable

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page 5 of 5 Pages

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 1995

                                         ACORN INVESTMENT INVEST,
                                           SERIES DESIGNATED ACORN FUND


                                         By:  Robert M. Slotky
                                            ---------------------------
                                              Vice President
*******************************************************************************
                              End Amendment No. 1
*******************************************************************************
  [TYPE]     SC 13G
  [DESCRIPTION]     Original Schedule 13G
*******************************************************************************
                           Begin Original Schedule 13G
*******************************************************************************
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.   )*

                            Shared Technologies, Inc.
                                (Name of Issuer)

                          Common Stock, $.004 par value
                         (Title of Class of Securities)

                                    819488107
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

                                Page 1 of 5 Pages

SCHEDULE 13G
CUSIP NO. 819488107
Page 2 of 5 Pages

1    NAME OF REPORTING PERSON:  Acorn Investment Trust, Series Designated
                                Acorn Fund
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-2962100
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER:  375,000
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER:  375,000
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  375,000
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.25%
12   TYPE OF REPORTING PERSON:  IV

Page 3 of 5 Pages

Item 1(a)   Name of Issuer: Shared Technologies, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            100 Great Meadow Road, Suite 104
            Wethersfield, Connecticut 06109


Item 2(a)   Name of Person Filing:
              Acorn Investment Trust, Series Designated Acorn Fund

Item 2(b)   Address of Principal Business Office:
              227 West Monroe Street, Suite 3000
              Chicago, Illinois 60606

Item 2(c)   Citizenship:  The filing person is a Massachusetts business trust.

Item 2(d)   Title of Class of Securities: Common Stock, $.004 par value

Item 2(e)   CUSIP Number: 819488107

Item 3      Type of Person:
            (d) Investment company register under section 8 of the Investment Company Act.

Item 4      Ownership (at December 31, 1993):
            (a) Amount owned "beneficially" within the meaning of rule 13d-3: 375,000 shares
            (b)  Percent of class:  7.25%
            (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:  None
                  (ii)  shared power to vote or to direct the vote:  375,000
                 (iii)  sole power to dispose or to direct the disposition
                        of:  None
                  (iv) shared power to dispose or to direct the disposition of: 375,000

                 Power over voting and disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Fund.

Page 4 of 5 Pages

Item 5      Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable

Item 8      Identification and Classification of Members of the Group:
            Not Applicable

Item 9      Notice of Dissolution of Group:
            Not Applicable

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page 5 of 5 Pages

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 1994

                                         ACORN INVESTMENT INVEST,
                                           SERIES DESIGNATED ACORN FUND


                                         By:  Robert M. Slotky
                                            ---------------------------
                                              Vice President